EXHIBIT 24.2
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Pollard-Kelley Auditing Services, Inc.
3250 West Market St, Suite 307
Fairlawn, OH 44333	330-864-2265
TO: EarthBlock Technologies, Inc.
     As independent certified public accountants, we hereby consent to the use of our financial statements and to the references to our firm in the Registration Statement.

/s/ Pollard-Kelley Auditing Services, Inc

March 20, 2006